PetLife Pharmaceuticals Engages Carter, Terry & Company for Financing of FDA Application

HANCOCK, MD / ACCESSWIRE / May 16, 2017 / PetLife Pharmaceuticals, Inc. (OTCQB: PTLF) (the “Company”), a developer of a new generation of high potency veterinary cancer medications and nutraceuticals for pets, announced today that it has engaged Carter, Terry & Company (“Carter Terry”), a full-service investment brokerage, investing banking, asset management, and banking services firm, to help finance the development of PetLife’s product development and research to fight cancer in pets and the FDA application. The Company seeks to raise $4 million in this series of financing.

“The funds raised will significantly progress the Company toward bringing VitalZul™ to our customers, the families of pets with cancer,” said Dr. Ralph Salvagno, CEO of PetLife Pharmaceuticals. “Our Company is at the forefront of the fight against cancer in pets, and this round of fundraising is a vote of confidence in our product and company vision.”

Founded in 1985 and headquartered in Atlanta, Georgia, Carter Terry has had a consistent pattern of dynamic growth. Carter Terry is a member of the Financial Industry Regulatory Authority (“FINRA”), the Securities Industry Association, and the Securities Investor Protection Corporation.

For more information about Carter Terry, please visit: www.carterterry.com.

About PetLife Pharmaceuticals, Inc.

PetLife Pharmaceuticals (PTLF) (http://www.PetLifePharma.com) is a registered US Veterinary Pharmaceutical company. PetLife’s mission is to bring new, non-toxic, bioactive nutraceuticals and prescription medications to the world of veterinary oncology with the ultimate goal of preventing cancer and extending the life of pets suffering from cancer while improving their quality of life. The Company’s first product, VitalZul™, is currently in testing. VitalZul’s™ active ingredients have been shown to have activity against several different cancer cell lines. In the U.S. alone, consumer spending on domestic companion animals reached over $60 billion in 2015 with over $29 billion spent on veterinary care and medications.

About Carter, Terry, & Company

Founded in 1985, Carter, Terry & Company is a full-service investment brokerage, investment banking, asset management and banking services firm that has a consistent pattern of dynamic growth. They are currently one of the largest independent firms in Atlanta, serving clients throughout the country.

Forward looking statement:

This press release contains certain “forward-looking statements,” as defined in the United States PSLRA of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management’s current expectations. The economic, competitive, governmental, technological and other factors identified in the Company’s previous filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in the forward-looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Press Contact

Clifford Price

clifford@PetLifePharma.com

844-473-8543 ext 701

SOURCE: PetLife Pharmaceuticals, Inc.